Exhibit 99.1

Twitter Appoints Patrick Pichette to Board of Directors

SAN FRANCISCO, California – September 19, 2017 – Twitter, Inc. (NYSE: TWTR) today announced the appointment of Patrick Pichette to the Company’s Board of Directors (the “Board”) as a new independent director, effective December 1, 2017. Mr. Pichette is expected to join both the Audit and Compensation Committees of the Board.  Separately, Hugh Johnston has accepted a new director role on the Board of Directors at Microsoft, and will resign his seat on the Twitter Board, effective October 1, 2017.

Mr. Pichette has nearly 20 years of experience in financial operations and management in the technology and telecommunications sector. He most recently served as Chief Financial Officer of Google Inc., a role he held from August 2008 until his retirement in May 2017.

“Patrick is one of the most experienced and successful financial leaders in the technology industry, and we’re excited that he will be joining Twitter’s Board later this year,” said Omid Kordestani, Executive Chairman of Twitter. “Patrick helped guide Google during a period of tremendous growth and innovation, and his industry insight and financial acumen are second to none. Patrick will bring a unique perspective to Twitter, and we’re confident that everyone at the Company will benefit from his involvement on the Board.”

“After taking a two-year sabbatical to spend time with my wife and travel the world, I’m excited to join the Twitter Board and help the Company advance its mission,” said Mr. Pichette. “I’ve long admired Twitter’s purpose and the impact it’s had on the world, and I look forward to working closely with Omid, Jack and the rest of the Twitter Board.”

Mr. Kordestani added, “On behalf of everyone at Twitter, I want to thank Hugh for his service on the Twitter Board over the last 18 months, and wish him well in the future.”

“Twitter is a terrific company with a clear mission and strong leadership team, but regrettably, with my appointment to Microsoft’s Board, I am unable to continue  serving as a Director in compliance with PepsiCo policies,” said Mr. Johnston, Vice Chairman and Chief Financial Officer of PepsiCo, Inc. “Twitter has a bright future, and I wish Jack and the entire company continued success.”